JIABIN LOGISTICS NETWORK LTD

佳斌物流聯網有限公司

(Private & Confidential)

LAW KWUN TING

HKID No.: XXXXXX

XXXXXX

XXXXXX

XX, XX, H.K.

Dear Mr. Law,

Re: Contract of Employment

We have pleasure in offering you the post of Chief Operation Officer of JIABIN LOGISTICS NETWORK LIMITED with the following terms and conditions:

1	Commencement of Employment	1.12st May 2018 until either party terminates this Employment Contract.
2	Probation Period	2.13 months from the date of commencement of employment. 2.2The Company may extend the probation period or terminate this Employment Contract if you were not found suitable after the probation period.
3	Location and Working Hours

3.1You may be required to work in different locations in Hong Kong or China as required.

3.2Monday to Friday        9:00 a.m. to 6:00 p.m.

(including 1 hour meal time)

3.3You are required to attend to your workplace on time.

4	Duties

4.1You shall be required to execute such duties as may be assigned to you by the Company from time to time.

4.2The Company may from time to time designate you to provide your service to one or more of the subsidiaries, parent, successor or affiliate of the Company.

4.3In the performance of your duties, you may be required to travel to any places in Horrg Kong or in China or abroad as required by the Company.

JIABIN LOGISTICS NETWORK LTD

佳斌物流聯網有限公司

5	Remuneration

5.1Basic Salary - HK$30,000.00 per month payable in arrears.

5.2Annual Bonus - the annual bonus will be determined at the sole discretion of the Company in accordance with the overall Company situation and the individual’s performance during the relevant year.

5.3Project Bonus - a project bonus will be determined at the sole discretion of the Company in accordance with the overall Company situation and the individual’s performance after completion of each research and development project assigned to you.

6	Mandatory Provident Fund	6.1Upon completion of 60 days of service, the Employee will be enrolled in the Company’s Mandatory Provident Fund (MPF) scheme.
7	Holidays and Annual Leave

7.17 working days’ leave with pay per annum on completion of each full year of service. The annual leave will be calculated in accordance with the General Employment Ordinance of HKSAR.

7.2You should submit the application for annual leave at least 2 weeks in advance.

7.3You are entitled to the Public Holidays with pay if you having been employed for not less than 3 months.

8	Sick Leave

8.1You are entitled to sickness allowance according to the provisions of the Employment Ordinance.

8.2You must contact your immediate supervisor or the Company as soon as possible on the first day of absence. You are required to submit a medical certificate in support of the sick leave to your supervisor on the first day you resume duty.

9	Termination

9.1Either party may terminate this Employment Contract by giving the other party one month’s notice in writing or one month’s wage in lieu of notice.

9.2During the probation period:-

(i)within the first month: without notice or wages in lieu of notice

(ii)after the first month: a notice period of 7 days or 7 day’s salary in lieu of notice

JIABIN LOGISTICS NETWORK LTD

佳斌物流聯網有限公司

10	Summary Dismissal

10.1The Company may dismiss you summarily without notice if you shall at any time during your period of employment:-

(i)Commit any serious or persistent breach of any of provisions herein contained;

(ii)Wilfully disobeys a lawful and reasonable order;

(iii)Be guilty of fraud or dishonesty;

(iv)Be guilty of any grave misconduct or wilful neglect in the discharge of your duty thereunder;

(v)Do anything which may bring serious discredit on the Company or materially prejudice the business of the Group.

11	Restraint on Activities

11.1You shall not during the employment engage directly or indirectly in any other employment or part-time employment whether for reward or otherwise without the prior written approval of the Company.

11.2You shall not during the employment be directly or indirectly concerned with or engaged or interested in any other business which is in any respect in competition with the business of the Company.

11.3You shall not accept from any client or customer of the Company any present or gratuity, monetary or otherwise, without the previous consent of the Company nor shall you in any manner ask for or solicit any such present or gratuity from such client or customer or any other person with whom the Company may have dealing.

11.4You shall not for a period of 12 months from the date of termination of this contract, whether on your own behalf or on the behalf of any other person, close corporation, partnership or company solicit customer or client from, deal with or supply any person, close corporation, partnership or company with whom the Company dealt at any time during your employment.

12	Confidentiality

12.1You shall not, either during the continuance of your employment with the Company or thereafter, discloses to any person any trade secret or other confidential information concerning the business or affairs of the Company.

12.2The Company reserve the rights to claim for any damages or loss of business due to the disclosure of Company information to any parties without the consent from top management.

JIABIN LOGISTICS NETWORK LTD

佳斌物流聯網有限公司

13	Company Policy

13.1You shall observe, obey and perform all the rules and regulations contained in the Employee Handbook, circulars, guidelines and notice issued by the Company from time to time, which constitutes part of the conditions of employment subject to the terms, conditions and exceptions of the this Employment Contract.

14	Others	14.1You are entitled to all other rights, benefits or protection under the Employment Ordinance, the Minimum Wage Ordinance, the Employees’ Compensation Ordinance and any other relevant Ordinances.

Please review the above terms and conditions carefully and indicate your acceptance by signing us this letter.

JIABIN LOGISTICS NETWORK LTD

佳斌物流聯網有限公司

Yours sincerely,

For and on behalf of JIABIN LOGISTICS NETWORK LIMITED /Stamp/ /s/ HUE KWOK CHIU BORIS HUE KWOK CHIU BORIS Chief Executive Director & Chairman	I confinn acceptance of the position with the above terms and conditions. /s/ LAW KWUN TING LAW KWUN TING HKID No.: XXXXXX Date: 2/5/2018